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                                                                    EXHIBIT 11.1

COMPUTATION OF EARNINGS PER SHARE


                                                        Year ended March 31,
                                                  1997             1996          1995
Net loss                                     $ (6,189,000)  $  (6,196,000)  $ (8,986,000)

Cumulative preferred stock dividends               26,000              --            --

Value assigned to accretion of preferred        1,380,000              --            --
stock

                                             ------------   -------------   ------------
Loss attributable to common shareholders     $ (7,595,000)  $  (6,196,000)  $ (8,986,000)
                                             ============   =============   ============

Loss per share                               $      (0.72)        $ (0.65)       $ (1.24)
                                             ============   =============   ============

Weighted average common shares outstanding     10,502,646       9,466,084     7,268,315